Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EZGO TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value US$0.04 per share	Other	500,000	(2)	$0.48895	(3)	$244,475	(4)	0.0001531	$37.43
Total Offering Amounts							$244,475			$37.43
Total Fee Offsets										$—
Net Fee Due										$37.43

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares which may be issuable in accordance with the EZGO Technologies Ltd. 2025 Equity Incentive Plan (the “Plan”) to prevent dilution from share splits, share dividends or similar transactions.

(2)	Represents 500,000 ordinary shares, par value US$0.04 per share (the “Ordinary Shares”) registered hereby issuable pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices reported for the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on February 12, 2025, which were $0.5030 and $0.4749, respectively.

(4)	Determined in accordance with Rule 457(h).